EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to the Registration Statement No. 333-205960 of our report dated July 30, 2015 (October 23, 2015 as to the effects of the stock split described in Note 6), relating to the consolidated balance sheet of Griffin-American Healthcare REIT 4, Inc. and subsidiary, appearing in the Prospectus, which is part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, California
October 23, 2015